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                                                                    Exhibit 15.1

The Board of Directors and Stockholders
Maverick Tube Corporation

We are aware of the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-4 of Maverick Tube Corporation for the registration and offer to exchange $120,000,000 of 2004 4.00% Convertible Senior Subordinated Notes due 2033 and an Exchange Fee for all outstanding 4.00% Convertible Senior Subordinated Notes due 2033, of our reports dated April 30, 2004, July 30, 2004 and October 29, 2004 relating to the unaudited condensed consolidated interim financial statements of Maverick Tube Corporation that are included in its Forms 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004.

                                                           /s/ Ernst & Young LLP

St. Louis, Missouri
December 16, 2004